EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
1. Registration Statement (Form S-3 No. 333-225762) of New Senior Investment Group Inc. and Subsidiaries, and
2. Registration Statement (Form S-8 No. 333-229326) pertaining to the Nonqualified Stock Option and Incentive Award Plan of New Senior Investment Group Inc. and Subsidiaries;
of our reports dated February 26, 2019, with respect to the consolidated financial statements and schedule of New Senior Investment Group Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of New Senior Investment Group Inc. and Subsidiaries included in this Annual Report (Form 10-K) of New Senior Investment Group Inc. and Subsidiaries for the year ended December 31, 2018.

/s/ Ernst & Young LLP

New York, New York

February 26, 2019